As filed with the Securities and Exchange Commission on December 22, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NCR Corporation

(Exact name of registrant as specified in its Charter)

Maryland	31-0387920
(State or Other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3097 Satellite Boulevard

Duluth, GA 30096

(Address of principal executive offices, including zip code)

NCR Employee Stock Purchase Plan

(Full title of the plan)

Edward Gallagher

Senior Vice President, General Counsel & Secretary

NCR Corporation

3097 Satellite Boulevard

Duluth, GA 30096

(937) 445-5000

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	10,000,000 shares	$41.05 (2)	$410,500,000 (2)	$47,577

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such additional securities as may become available under the NCR Employee Stock Purchase Plan in connection with changes in the number of shares of outstanding Common Stock of NCR Corporation (“Common Stock”) due to events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares of Common Stock are converted or exchanged.
(2)	Estimated solely for the purpose of calculating the registration fee, and pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on December 16, 2016, which was $41.05.

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is filed by NCR Corporation, a Maryland corporation (the “Registrant” or the “Company”), relating to an additional 10,000,000 shares of its common stock, par value $0.01 per share (“Common Stock”) issuable under the NCR Employee Stock Purchase Plan, as Amended and Restated effective as of January 1, 2017 (the “Plan”). In accordance with General Instruction E to Form S-8, the Registrant hereby incorporates herein by reference the Form S-8 filed by the Registrant with respect to the Plan on December 21, 2006 (No. 333-139553) together with all exhibits filed therewith or incorporated therein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our amended and restated charter (“Charter”) and amended and restated bylaws (“Bylaws”) provide for indemnification of directors and officers to the fullest extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

The Charter and Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of a final disposition of a proceeding to (a) its present or former directors and officers and (b) any individual who, while serving as a director or officer of the Company, serves any other entity at our request.

The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. Further, our directors and officers are covered by certain insurance policies maintained by us.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to our directors and officers pursuant to the above-described provisions, we understand that the SEC is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

ITEM 8.	EXHIBITS.

The following is a listing of all exhibits to this Form S-8. See also Index of Exhibits below for a listing of all exhibits to this Form S-8. The documents required to be filed as exhibits to this Form S-8 are identified below and in the Index of Exhibits by an asterisk (*). Exhibits identified in parentheses below and in the Index of Exhibits, on file with the Securities and Exchange Commission (“SEC”), are incorporated herein by reference as exhibits hereto.

4.1	Articles of Amendment and Restatement of NCR Corporation, as amended and restated effective May 23, 2016 (Exhibit 3.1 to the NCR Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2016).

4.2	Bylaws of NCR Corporation, as amended and restated on October 11, 2016 (Exhibit 3.2 to the Current Report on Form 8-K of NCR Corporation dated October 11, 2016).

5.1	Opinion of Gibson, Dunn & Crutcher LLP. *

23.1	Consent of PricewaterhouseCoopers LLP. *

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1). *

24.1	Power of Attorney (contained on the signature page hereto). *

99.1	NCR Employee Stock Purchase Plan, as Amended and Restated Effective January 1, 2017. *

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia.

NCR CORPORATION

Dated: December 22, 2016	By:	/s/ Edward Gallagher
	Name:	Edward Gallagher
	Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Edward Gallagher, Justin Heineman and Laura Foltz, and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-8, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ William R. Nuti William R. Nuti	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	December 13, 2016

/s/ Robert P. Fishman Robert P. Fishman	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)	December 14, 2016

/s/ Gregory R. Blank Gregory R. Blank	Director	December 13, 2016

/s/ Edward P. Boykin Edward P. Boykin	Director	December 16, 2016

/s/ Chinh E. Chu Chinh E. Chu	Director	December 16, 2016

/s/ Richard L. Clemmer Richard L. Clemmer	Director	December 16, 2016

/s/ Gary J. Daichendt Gary J. Daichendt	Director	December 15, 2016

/s/ Robert P. DeRodes Robert P. DeRodes	Director	December 16, 2016

/s/ Kurt P. Kuehn Kurt P. Kuehn	Director	December 19, 2016

/s/ Linda Fayne Levinson Linda Fayne Levinson	Director	December 15, 2016

INDEX OF EXHIBITS

The following is an Index of Exhibits to this Form S-8. Exhibits identified in parentheses in this Index of Exhibits, on file with the SEC, are incorporated herein by reference as exhibits hereto. The documents required to be filed as exhibits to this Form S-8 are identified in this Index of Exhibits by an asterisk (*).

4.1	Articles of Amendment and Restatement of NCR Corporation, as amended and restated effective May 23, 2016 (Exhibit 3.1 to the NCR Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2016).

4.2	Bylaws of NCR Corporation, as amended and restated on October 11, 2016 (Exhibit 3.2 to the Current Report on Form 8-K of NCR Corporation dated October 11, 2016).

5.1	Opinion of Gibson, Dunn & Crutcher LLP. *

23.1	Consent of PricewaterhouseCoopers LLP. *

23.2	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1). *

24.1	Power of Attorney (contained on the signature page hereto). *

99.1	NCR Employee Stock Purchase Plan, as Amended and Restated Effective January 1, 2017. *